SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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FACT CORPORATION
(Name of Registrant As Specified In Its Charter)

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DEFINITIVE INFORMATION STATEMENT
FACT CORPORATION
1530-9th Ave S.E.,
Calgary, Alberta T2G 0T7

 WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

FACT CORPORATION
a Colorado corporation

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given of the time and place of an Annual Meeting of the Shareholders of FACT Corporation (the "Corporation"). Such meeting to be held at the business offices of the Corporation at 1530 9th Avenue S.E., in the City of Calgary, in the Province of Alberta, on Wednesday May 29, 2002 at the hour of 1:00 o'clock in the afternoon, Mountain Standard Time, for the following purposes:

  to receive the Report of the Board of Directors (the "Board");

  to receive the consolidated financial statements for the Corporation for the fiscal year ended December 31, 2001, and report of the Auditors thereon;

  to determine the number of Members of the Board and to elect it Members for the ensuing year;

  to approve the transfer of all of the Corporation's real estate assets and oil and gas properties (as well as the oil and gas assets of Capital Reserve Canada Limited) to one of the Corporation's wholly-owned U.S. subsidiaries for the purpose of spinning-off such subsidiary to the Corporation's shareholders on a pro rata basis; and

  to transact such other business as may properly come before the Meeting or adjournments thereof.

Only shareholders of Record as of the close of business on the 26th day of April, 2002 will be entitled to vote at this Meeting.

The Corporation is not soliciting Proxies in connection with this Meeting. However, you have the option of submitting a Proxy instead of attending the Meeting. If you elect to use a proxy and require a sample form of Proxy, please contact the Corporation by telephone or e-mail and a sample with be provided to you for your convenience. You may use the designated proxy holder on the Proxy provided at your request or you may insert another person that you so desire to attend and vote in your stead.

DATED AND MAILED at Calgary, Alberta this 8th day of May, 2002.

BY ORDER OF THE BOARD OF DIRECTORS OF
FACT CORPORATION

/s/Jacqueline R. Danforth

Jacqueline R. Danforth
President

INFORMATION STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 29, 2002

This Information Statement is being first mailed on May 8th, 2002, to the shareholders of FACT Corporation, a Colorado corporation (the "Corporation"), by the Board of Directors for use at the Annual Meeting of Shareholders (the "Meeting") to be held at 1:00p.m., Mountain Standard Time on May 29, 2002, at the offices of the Corporation at 1530-9th Ave S.E., Calgary, Alberta T2G 0T7, or at such other times and places to which the Meeting may be adjourned (the "Meeting Date").

The purpose of the Meeting is to consider and act upon (i) the Report of the Board of Directors of the Corporation; (ii) to receive the consolidated financial statements of the Corporation for the year ended December 31, 2001, and the report of the Auditors thereon; (iii) to determine the number of members of the Board of Directors and to elect its members for the ensuing year; (iv) the approval of the transfer of the Corporation's real estate and oil and gas properties to a wholly-owned subsidiary of the Corporation for the purpose of spinning off such subsidiary to the Corporation's shareholders; and (v) such other matters as may properly come before the Meeting or any adjournments thereof. Miller & McCollum have served as the Corporation's independent principal accountants for the fiscal year ended December 31, 2001. It is not anticipated that representatives of Miller and McCollum will be present at the Meeting.

RECORD DATE

The record date for determining the shareholders entitled to vote at the Meeting was the close of business on April 26, 2002 (the "Record Date"), at which time the Corporation had issued and outstanding 6,917,568 Class A shares of Common stock, no par value and 2,000,000 Class C shares of Common Stock, no par value ("Common Stock"). The shares of Common Stock constitute the only outstanding voting securities of the Corporation entitled to be voted at the Meeting.

NO DISSENTERS' RIGHT OF APPRAISAL

The Corporation's shareholders do not have dissenter's rights of appraisal in connection with any of the matters to be voted on by the shareholders at the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of March 31, 2002, with respect to the beneficial ownership of Fact's Class A common stock and Fact's Class C preferred stock and by each person known by Fact to be the beneficial owner of more than 5% of the outstanding common stock and the outstanding preferred stock, by each of Fact's officers and directors, and by the officers and directors of Fact as a group. Information is also provided regarding beneficial ownership of common stock if all outstanding options, warrants, rights and conversion privileges (to which the applicable officers and directors have the right to exercise in the next 60 days) are exercised and additional shares of common stock are issued.
TITLE OF CLASS	BENFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNER	PERCENT OF CLASS (1)
Class A Common	Ocean Exploration Ltd.(2) 25 Regent St., Belize City, Belize	777,834 Class A common shares (3)	Class A - 11.2%

Class A Common	Caribbean Overseas Investments Ltd. 25 Regent St., Belize City, Belize	925,892 Class A common shares (4)	Class A - 13.4%

Class A Common	Bahamian Overseas Investment Fund Sociedad (5) Nassau, Bahamas	937,666 Class A common shares (6)	Class A - 13.4%

Class A Common	Buccaneer Holdings Inc.(7), P.O. Box 1678, Belize, Central America	1,008,270 Class A common shares (8)	Class A - 14.6%

	Sharon Patmore, director of Fact Corporation, #11, 1861 Beach Avenue, Vancouver, B.C., V6G 1Z1 Canada	0	0

	Roy Philipose, Secretary of Fact Corporation c/o 1530-9th Ave S.E. Calgary, Alberta, Canada T2G OT7	0	0

Class A Common Class C Common

W. Scott Lawler, director of Fact Corporation, director of Capital Reserve Canada Limited, director of Food and Culinary Technology Group, Inc., director of Fact Bread Company Inc. and Secretary and a director of Wall Street Investment Corp.
c/o 1530-9th Ave S.E.
Calgary, Alberta, Canada T2G OT7

		427,842 Class A common shares held directly (9) 1,200,000 Class C common shares held in the name of International Securities Group Inc. (10)	Class A - 6.2% Class C- 60.0%

Class A Common	James F. Marsh, President and director of Capital Reserve Canada Limited, (11) c/o 1530-9th Ave S.E. Calgary, Alberta, Canada T2G OT7	619,488 Class A common shares; 119,488 held in the name of 447017 B.C. Ltd. (12) and 500,000 Class A common shares held in the name of Texas T Petroleum Ltd.	Common - 9.0%

Class A Common

 Jacqueline R. Danforth, President and director of Fact Corporation; director and secretary of Food and Culinary Technology Group, Inc., director of Fact Bread Company Inc., and President and director of Wall Street Investment Corp (13)
c/o 1530-9th Ave S.E.
Calgary, Alberta, Canada T2G OT7

 1,445,184 Class A common shares, 201,000 Class A common shares held directly; (14) 427,134 held in the name of Argonaut Management Group Inc.; 817,050 Class A common shares held in the name of Stone Canyon Resources Ltd.

Class A - 20.9%

Class C Common	J. Thomas Murdoch, CEO and director of Food and Culinary Technology Group Inc., CEO and director of Fact Bread Company Inc. 1928 Connaught Avenue Halifax, Nova Scotia B3H 4E1	265,000 Class C common shares held indirectly in the name of TM American Holdings Ltd. (15)	Class C- 13.2%

Class C Common	Susan Niedermayr, President of Food and Culinary Technology Group Inc., and President of Fact Bread Company Inc. 602 Merton Street Toronto, Ontario M4S 1B3	165,000 Class C common shares held in the name of SN Global Investments Inc. (16)	Class C - 8.3%

Class C Common	Paul Eugen Niedermayr, director of Food and Culinary Technology Group Inc., and director of Fact Bread Company Inc., 1042 Rednersville Road, Belleville, Ontario K8N 4Z1	105,000 Class C common shares held indirectly in the name of Gallus Importations Inc. (17)	Class C - 5.3%

Class C Common	Steven Schechter, Vice President and director of Food and Culinary Technology Group Inc., and Vice President and director of Fact Bread Company Inc., 22 Kensington Drive Manalapan, New Jersey 07726	25,000 Class C common shares held directly.	Class C- 1.3%

Class A Common Class C Common	All Officers and Directors as a group	2,492,514 Class A common shares 2,000,000 Class C common shares	Class A - 36.03% Class C - 100%

(1)Based on 6,917,568 shares of Class A common stock and 2,000,000 shares of Class C common stock outstanding.
(2) Ocean Exploration Ltd.'s beneficial owners are James Tippe and Blue Hole Investments Ltd.
(3) Includes 381,007 warrants for Class A common shares.
(4) Includes 320,000 warrants for Class A common shares.
(5) Bahamian Overseas Investment Fund Sociedad beneficial owner is John King.
(6) Includes 235,000 warrants for Class A common shares.
(7) Buccaneer Holdings Inc.'s beneficial owners are Walter Brown, Al Brown, Berta Tillman, Alfonso Sevasey, Renegade Recreational Rentals, Inc., Dorothy Vasquez, Rupert Flowers, Gerald Jones and Yvette Burks.
(8) Includes 200,000 warrants for Class A common shares.
(9) Includes 6,000 Class A common shares held by Mr. Lawler's son - Nate Lawler; includes 200,000 Class A incentive stock options.
(10) Mr. Lawler is the beneficial owner of International Securities Group Inc.
(11) Mr. Marsh is the beneficial owner of 447017 B.C. Ltd. and is a director and officer and has a trading authority for the 500,000 Class A shares held by Texas T Petroleum Ltd.
(12) Includes 59,744 warrants for Class A common shares.
(13) Ms. Danforth is the beneficial owner of Argonaut Management Group Inc. and has the trading authority for the 817,050 Class A shares held by Stone Canyon Resources Ltd. in her capacity as sole director and officer.
(14) Includes 200,000 warrants for Class A common shares.
(15) Mr. Murdoch is the controlling shareholder of TM American Holdings Ltd.
(16) Ms. Niedermayr is the beneficial owner of S.N. Global Investments Inc.
(17) Mr. Niedermayr is the beneficial owner of Gallus Importations Inc.

CHANGES IN CONTROL

During the fourth quarter of fiscal year 2001, the Corporation entered into and closed a Share Exchange Agreement whereby it acquired all of the issued and outstanding shares Food and Culinary Technology Group, Inc., a Nevada corporation ("FACT Group"), in exchange for 2,000,000 shares of the Company's Class C common stock. These shares are convertible into shares of the Company's Class A common stock upon the event of FACT achieving sales of $9,000,000, holders of the Class C common stock may convert one-third of their stockholdings; each share of Class C common stock being convertible into six shares of Class A common stock. Holders of the Class C shares may convert a further one-third of the Class C common stock upon FACT achieving cumulative sales of $27,500,000 and they may convert the final one-third of the Class C common stock upon FACT achieving cumulative sales of $56,150,000. If all of the 3 sales requirements are met, then the 2,000,000 shares would be converted into 12 million shares of Class A common stock. Such conversion would cause a change in control of the company as the total number of issued and outstanding shares from its present amount of 6,917,568 Class A common shares to nearly 20 million Class A common shares and 60% of such total would be held by 8 shareholders. The largest holder of the Class C shares is International Securities Group, Inc., whose sole shareholder is Mr. W. Scott Lawler, who is also a member of the Board of Directors of the Corporation and FACT Group. International Securities Group, Inc. holds 1,200,000 Class C shares. The second largest holder of the Class C shares is TMAmerican Holdings Ltd., with 265,000 shares, whose controlling shareholder is Mr. Thomas Murdoch, who is the CEO and a member of the Board of Directors of FACT Group. FACT Group's Chairman of the Board, Mr. Paul Niedermayr, and FACT Group's President, Susan Niedermayr, hold 105,000 and 165,000 shares of the Class C common stock, respectively. Mr. Niedermayr is Ms. Niedermayr's father.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES OF THE CORPORATION AND ITS SUBSIDIARIES:

JACQUELINE R. DANFORTH, Ms. Danforth has been a member of the Board of Directors and the President of Fact Corporation since August 7, 2001. Ms. Danforth has been a director and Secretary-Treasurer of Food and Culinary Technology Group Inc. since its acquisition by the Corporation, November 7, 2001. Ms. Danforth was also named Secretary-Treasurer and appointed to the Board of Directors of Fact Bread Company Inc. on November 5, 2001, and has been President and a director of Wall Street Investment Corp since its re-instatement November 15, 2001. Ms. Danforth has spent the past several years in the employ of publicly traded companies providing management, administrative and accounting services. She was the Secretary, Treasurer and a member of the Board of Directors of Synergy Technologies Corporation from December 1997 to June 2001. During her tenure at Synergy Technologies, Ms. Danforth was a member of Synergy's Audit Committee; a director of Carbon Resources Ltd., a director of SynGen Technologies Limited, and a director of Lanisco Holdings Limited. Ms. Danforth also currently serves on the board of directors of Texas T Resources Inc., a publicly traded Alberta corporation and on the board of directors of its subsidiary, Texas T Petroleum Ltd. She is the President and sole director of Argonaut Management Group, Inc., a private consulting company.

W. SCOTT LAWLER, Mr. Lawler became a director of Fact Corporation on November 1, 1999 and served as President of Fact from November 1, 1999 to August 7, 2001, a director of Capital Reserve Canada Limited since its inception on December 8, 1999, a Director of Wall Street Investment Corp since November 1, 1999, a Director of Food and Culinary Technology Group Inc. since August 15, 2001, and a director of Fact Bread Company Inc. since November 5, 2001. Mr. Lawler is an attorney and is admitted in the States of California and Utah. Mr. Lawler received a Bachelor's Degree in business management in 1984 from Brigham Young University and his Juris Doctorate degree from U.S.C. Law Center in 1988. Mr. Lawler was admitted to the California State Bar in 1988 and the Utah State Bar in 1995. Mr. Lawler has been the principal of Lawler & Associates, specializing in corporate and securities matters, since 1995. Mr. Lawler is currently the President and sole shareholder of International Securities Group, Inc., a private consulting company.

SHARON M. PATMORE has been a director of Fact Corporation since October 6, 1998 and served as Secretary of Fact from October 6, 1998 to January 1, 2002. Ms. Patmore is the sole employee and President of Sharon Patmore Agencies and has been since its inception in 1979. Ms. Patmore's responsibilities with Sharon Patmore Agencies include sales and corporate management.

ROY PHILIPOSE, Roy J. Philipose F.C.C.A. joined Fact Corporation in April 2001 and was appointed Secretary of the Corporation on January 1, 2002.   Prior to joining the Corporation, Mr. Philipose spent several years as Group Financial Controller and Company Secretary with Ultrasis PLC (formerly Ultramind Group PLC), London, U.K.  Mr. Philipose has experience in acquisitions, fundraising, financial management reporting, public accounting and business start up, and is a qualified accountant in the United Kingdom. Mr. Philipose also spent several years as a sole practitioner providing auditing, general accounting, tax and business consultancy services with a portfolio of clients ranging from retail companies to subcontractors.

JAMES F. MARSH, B.SC., M.B.A., Brig. Gen. (Ret'd) has been President and a director of Capital Reserve Canada Limited since its incorporation on December 8, 1999. Mr. Marsh is a retired construction executive and developer who spent several years in the commercial building industry as an architect. Mr. Marsh has been President and a director of 447017 B.C. Ltd., a private consulting company, since 1993, and a director of Buccaneer Recoveries Ltd., a private investment company, since May 15, 1996. He has served as a director of Templar Resources Corporation, a reporting company in the Province of British Columbia, Canada since October 21, 1994 and as its President since August 22, 1995. He has also served as President and a director of Texas T Resources Inc., a British Columbia reporting company trading on the CDNX exchange in Canada for the period from June, 1994 to June 23, 1998 and rejoined the Board of Directors on July 7, 2000 and continues to serve as a director. He is also the President of Texas T Petroleum Ltd. which is a 75% subsidiary of Texas T Resources Inc., and is the Secretary of Texas T Petroleum Inc., a wholly owned subsidiary of Texas T Resources Inc.

PAUL EUGEN NIEDERMAYR, Mr. Niedermayr has been the Chairman of the Board and a Director of Food and Culinary Technology Group Inc. since August 14, 2001 and a director of Fact Bread Company since November 5, 2001. Mr. Niedermayr has served as the Chief Executive Officer of Hunter Amenities International Ltd. since 1994. Hunter Amenities is one of the largest hotel amenity suppliers to the hospitality industry in North America. From 1992-1994, Mr. Niedermayr served as an independent consultant to the food and beverage industry specializing in the restructuring of companies with financial difficulties, specialized negotiations with suppliers and placement of service staff. Prior to that, Mr. Niedermayr held numerous senior positions with major Canadian distillers, such as Vice-Chairman of United Distillers Canada Inc., President and CEO of Schenley Canada Inc., and Vice-President, Corporate Development of Corby Distilleries Ltd. Mr. Niedermayr earned a Bachelor of Science and an MBA from McGill University.

JAMES THOMAS MURDOCH, Mr. Murdoch has been a Director of Food and Culinary Technology Group Inc. since August 14, 2001 and was appointed the Chief Executive Officer on August 15, 2001. He has been a director and Chief Executive Officer of Fact Bread Company Inc. since November 5, 2001. He has been the President of Tom Murdoch and Associates Inc., operating as Murdoch Market Development since 1988. Murdoch Market Development provides marketing expertise and marketing/distribution services across Canada for various clients within the food industry. He has worked in the food industry for the past 34 years as a supplier for product/packing development, with a particular focus on new product introductions, including regional launches of such brands as Old El Paso, Ragu, Twinnings, and Melitta. Mr. Murdoch was also largely responsible for the Canadian launch of Barber Foods resulting in the company achieving status as a market leader in the retail, food service and club sectors, as well as private labels: Loblaws, A & P, and Overwaitea.

STEVEN M. SCHECHTER, PhD., Dr. Schechter has been the Senior Vice President of Research and Development and a director of Food and Culinary Technology Group Inc. since December 1, 2001 and a director of Fact Bread Company Inc. since Novmber 5, 2001. Dr. Schechter has broad based experience as a Research and Development Manager in the food industry with expertise in new product development, regulatory compliance, strategic planning, quality assurance consumer testing, strategic alliance, and budget administration. Dr. Schechter has been instrumental in the development of 6 different U.S. patents and has received numerous professional awards and honours, including the Campbell's Souper Star Award in 1995, the General Foods Patent Award in 1983 and the General Foods President's Award in 1979 and 1983. From 2000 to 2001, Dr. Schechter served as Group Director of Food Development for Atkins Nutritionals of New York, New York. From 1998 to 2000, Dr. Schechter served as the Vice President of Product Development for MenuDirect of Piscataway, New Jersey. In 1997, Dr. Schechter was one of the principals that formed Superior Nutritional Corp. of Wilmington, Delaware. From 1989 to 1997, Dr. Schechter served in various positions for Campbell Soup Company including the Senior Program Manager of Soup Product Development. From 1975 to 1989, Dr. Schechter served as in various positions for General Foods Corporation, including Technical Supervisor for Commercial Technology, Maxwell House Division, Group Leader and Project Leader. Dr. Schechter received a Bachelor of Science degree in Chemistry from the City University of New York in 1975, a Masters of Science degree in Food Science/Chemistry from Rutgers University in 1978 and a Ph.D. in Food Science/Chemistry from Rutgers University in 1988.

SUSAN NIEDERMAYR, Ms. Niedermayr has been the President of Food and Culinary Technology Group Inc. since August 15, 2001 and the President of Fact Bread Company Inc. since November 5, 2002. Prior to joining FACT, Ms. Niedermayr was the Director of Sales and Marketing of Qualitech Inc., which develops, produces and brings to market patented/licensed nutraceutical ingredients. In her position she introduced world class functional foods and beverages to North America. Ms. Niedermayr was responsible for developing fully researched Annual Sales and Marketing Plans and also personally designed, developed and introduced 34 new products, including functional herbal waters, unique soy beverages and nutraceutical bars. From 1994 to 2000, Susan Niedermayr was an independent consultant in Europe and Canada to a variety of industries ranging from the Telecommunications and Fashion industries, to Marketing and the Food and Beverage industries. Her consulting services focused on general management and specializing in sales and marketing development. From 1988 to 1994, Ms. Niedermayr served in various positions for Pepsi Cola Canada Limited, including New Business Development Manager, Trade Development Manager and Senior Franchise Manager. From 1985 to 1988, Ms. Niedermayr served in various positions for Beatrice Canada including National Foodservice Manager, Sales and Product Manager and Product Manager.

LEGAL ACTIONS

There are no legal actions pending or outstanding with respect to any of the directors and/or officers of the Corporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The following represents each person who did not file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years:
Name	Reporting Person	Form 3/# of transactions	Form 4/# of transactions	Form5/# of transactions
Jacqueline Danforth	President and Member of the Board of Directors	N/A	Late/2	N/A
W. Scott Lawler	Member of the Board of Directors	N/A	Late/4	Late/1

MEETINGS AND COMMITTES OF THE BOARD OF DIRECTORS

The business of the Corporation is managed under the direction of the Board of Directors. The Board of Directors meets on a monthly basis to review significant developments affecting the Corporation and to act on matters requiring Board approval. All matters that require Board approval are acted on by unanimous written consent of the Board. The Board of Directors met (twelve) 12 times and acted by unanimous consent times during 2001. During 2001, Ms. Danforth and Mr. Lawler each participated in 100% of all Board meetings held during the period for which they were a director. As Ms. Patmore resides outside of the Province in which the Corporation is located and travels out of the country quite often, she did not participate in any of the Board meetings. However, she did act on each of the unanimous written consents executed by the Board.

The Corporation does not have any written employment agreements or standard compensation arrangements for its directors.

The Board of Directors does not have an audit, compensation or nominating committee. The functions customarily attributable to those committees are performed by the Board of Directors as a whole.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following summary compensation table sets forth certain information regarding the compensation paid during each of the Corporation's last three fiscal years to the Corporation's President. No other executive officer's total annual salary and bonus exceeded $100,000.00 during such years and thus no information regarding any other officers' compensation is required to be disclosed herein for the periods indicated.

SUMMARY COMPENSATION TABLE
ANNUAL COMPENSATION					LONG TERM COMPENSATION
					AWARDS		PAYOUTS
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen-sation	Restricted Stock Awards	Securities Under-lying Options/ SARS	LTIP Pay-outs	All Other Compen-sation
Jacqueline Danforth, President	2001	$20,625(1)	-0-	-0-	-0-	-0-	-0-	-0-
W. Scott Lawler, President	2001	$80,000(2)	-0-	-0-	-0-	-0-	-0-	-0-
W. Scott Lawler, President	2000	$50,000(3)	-0-	-0-	$116,065(4)	-0-	-0-	-0-
W. Scott Lawler, President	1999	-0-	-0-	-0-	-0-	-0-	-0-	$30,397(5)
Glen C. Loder, Chairman, President and Treasurer(6)	1999	-0-	-0-	$61,200	-0-	-0-	-0-	-0-

(1) Ms. Danforth's monthly compensation is presently accrued and will be paid at the direction of the Board of Directors.
(2) Mr. Lawler currently receives cash compensation for his services in the amount of $6,875 per month pursuant to a consulting contract.
(3) Mr. Lawler received cash compensation for his services in the amount of $6,250 per month pursuant to a consulting contract.
(4) The Corporation had agreed to issue to Mr. Lawler a monthly restricted stock award of 5,000 shares of common stock in exchange for his services as president and director. For the period ending December 31, 2000, Mr. Lawler earned 60,000 shares. The restricted stock awards terminated at the end of the fiscal year 2000.
(5) Mr. Lawler received this compensation in the form of 72,742 shares as follows: 57,742 as payment for legal fees of $28,897 earned in 1999 as outside legal counsel and 15,000 shares, valued at $0.10 per share, for the three months of monthly directors fees. Mr. Lawler devotes approximately one-half of his time to the Corporation pursuant to a written consulting agreement.
(6) Pursuant to the Management Agreement between the Corporation and Glen C. Loder dated October 6, 1998.

COMPENSATION OF DIRECTORS

The Corporation does not pay non-officer directors for their services as such, nor does it pay any director's fees for attendance at meetings. Directors are reimbursed for any expenses incurred by them in their performance as directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Effective October, 6, 1998, the Corporation entered into a Management Agreement with Glen C. Loder, an officer and director of the Corporation, pursuant to which Mr. Loder had agreed to serve as President and Chairman of the Board of Directors. The Corporation paid Mr. Loder a consulting fee of $5,000 per month in exchange for his services, plus reimbursement of reasonable expenses. During 1999 but prior to his death in October 1999, Mr. Loder was paid $61,200 for consulting fees (of which $11,200 was advanced prior to being earned and was written-off by the Corporation as a result of Mr. Loder's passing). Mr. Loder was also reimbursed $11,628.70 for entertainment expenses, miscellaneous items and other administrative costs.

As of April 24, 2000, the Corporation entered into a Consulting Agreement with Mr. W. Scott Lawler, who was at that time its President and a member of its Board of Directors, pursuant to which Mr. Lawler agreed to relocate to Calgary, Alberta, Canada, to work at the Corporation's facilities in Calgary and devote more substantial time to the operations of the Corporation. The term of the Consulting Agreement is 2 years, with an option on Mr. Lawler's part to extend for 1 additional year. Mr. Lawler will receive an annual salary of $75,000.00, plus stock options (at terms yet to be determined) and automatic annual salary increases of 10%. As a further inducement to Mr. Lawler to move to Calgary on the Corporation's behalf, the Corporation purchased a home for Mr. Lawler's personal use. The purchase price of the home was $541,241. The Corporation assumed a variable interest rate mortgage from Alberta Treasury Branch in the amount of $384,554 amortized over 25 years. On May 1, 2005, the loan can either be repaid or renewed with the interest rate converted to the then prevailing rate. The monthly payments of principal and interest are $2,636, which Mr. Lawler is obligated to make, along with all payments for property taxes, property insurance and maintenance. Title to such property is in the name of the Corporation. Mr. Lawler provided funds to the Corporation in the amount of $167,842 to pay for the down payment and all closing costs associated with the purchase. The funds were provided in the form of a subscription for shares of the Corporation's Class A common stock at the purchase price of $1.00 per share. The shares were issued pursuant to the exemption from registration found in Rule 506 promulgated by the SEC under the Securities Act of 1933. The net proceeds to the Corporation realized from this offering was $167,842, as this offering was made without the use of any agent or salesman and was conducted without any costs, commissions or finders' fees. If Mr. Lawler's Consulting Agreement expires or is terminated, Mr. Lawler will have the option to purchase the property by assuming the mortgage and returning to the Corporation 167,842 shares of its Class A Common Stock. Such purchase must be completed within 120 days of termination of the Consulting Agreement. If Mr. Lawler does not exercise his option to purchase the property, the Corporation will be obligated for the mortgage payments and other costs associated with this property. If and when the property is sold, the Corporation will receive any and all gains (and/or losses) from such sale, less the cost of any pre-approved improvements to the property paid for by Mr. Lawler. However, Mr. Lawler has the option of acquiring title to the property (and thus all resulting gains or losses) by: (a) assuming or paying off the Corporation's mortgage; and (b) surrendering to the Corporation the 167,842 shares of Class A common stock obtained from the Corporation in a private placement.

During the fiscal year ended December 2000 the Corporation provided funds in the form of a loan in the amount of $293,500 to Ocean Exploration Ltd., a Belize corporation, and greater than 5% shareholder. The loan is secured by the assignment of a convertible debenture over the assets of a public reporting Alberta corporation. The loan earns interest at a rate of prime plus 2% and is payable on demand. At December 31, 2001 an amount totaling $178,755 (including interest) remained due to the Corporation.

During the fiscal year ended December 31, 2000 Caribbean Overseas Investments Limited, a Belize corporation, and greater than 5% shareholder, provided funds totaling $208,240 to the Corporation as general working capital in the form of a loan. The loan bears interest at a rate of prime plus 2% and is due and payable within 12 months. At December 31, 2001 an amount totaling $231,999 (including interest) remained due and payable.

On November 20, 2001, the Corporation entered into an agreement with Food and Culinary Technology Group, Inc. ("Fact Group") to acquire all of the issued and outstanding shares of Fact Group in exchange for 2,000,000 shares of the Class C common stock of the Corporation. International Securities Group Inc. is a 60% shareholder of Fact Group. Mr. W. Scott Lawler, a director of the Corporation is the sole shareholder and beneficial owner of International Securities Group Inc.

On December 20, 2001 as part of a Purchase and Sale Agreement by and between the Corporation, Texas T Petroleum Ltd. (a corporation which shares a common director with the Corporation and a common director with one of the Corporation's subsidiaries) and various other unrelated third parties, Texas T Petroleum Ltd. acquired 500,000 shares of common stock of the Corporation, the acquisition of which resulted in Texas T Petroleum Ltd. becoming a greater than 5% shareholder.

During the fiscal year ended December 31, 2001 Ultimate Resort Destinations Inc., a Nevada corporation which shares a common officer and director with the Corporation, Ms. Jacqueline Danforth, provided funds totaling $211,115 in the form of a mortgage to the Corporation in respect of renovations made to certain of the Corporation's real property. The mortgage is secured by the real property and bears interest at a rate of 10% and is due and payable April 11, 2002. At December 31, 2001 an amount totaling $224,327 (including interest) remained due and payable.

Option/SAR Grants During the Most Recently Completed Financial Year.
NAME OF OPTIONEE	SECURITIES UNDER OPTIONS/SARS GRANTED (#)	% OF TOTAL OPTIONS/SARS GRANTED IN FINANCIAL YEAR	EXERCISE OR BASE PRICE ($/SECURITY)
Jacqueline Danforth, President and Director	200,000	200,000	$1.00
W. Scott Lawler, Director	200,000	200,000	$1.00

 Aggregated Option/SAR Exercises During The Most Recently Completed Financial Year and Financial Year-End Option/SAR Values.
NAME OF OPTIONEE	SECURITIES ACQUIRED ON EXERCISE (#)	AGGREGATE VALUE REALIZED ($)	UNEXERCISED OPTIONS/SAR FINANCIAL YEAR END (#) EXERCISABLE/ UNEXERCIABLE
Jacqueline Danforth, President and Director	Nil	Nil	200,000 exercisable
W. Scott Lawler, Director	Nil	Nil	200,000 exercisable

No stock options were exercised by directors, officers, employees and consultants during the year ended December 31, 2001. No pension plan or retirement benefit plans have been put in place by the Corporation to date.

QUORUM AND VOTING

In an election of directors, that number of candidates equaling the number of directors to be elected having the highest number of votes cast in favor of their election, are elected to the Board of Directors of the Corporation (the "Board of Directors"), provided a quorum is present. Votes may be cast or withheld with respect to the Proposal to elect three members of the Board of Directors for terms expiring at the Corporation's Annual Meeting of Shareholders in 2003. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation for such Proposal and, therefore, will not affect the outcome of the vote on such Proposal.

Record holders of our Class A and Class C Common Stock may cast one vote for each director nominated for office and one vote for each other Proposal for each share held of record at the close of business on April 26, 2002.

Approval of the matters before the meeting requires the affirmative vote of a majority of the votes cast by shareholders present at the meeting in person or by proxy.

ELECTION OF DIRECTORS

The current Board of Directors has fixed the number of authorized directors at three. Thus, there are three directors to be elected for terms expiring at the Corporation's Annual Meeting of Shareholders in 2003 or until their successors have been elected and qualified. It is intended that the names of the persons indicated in the following table will be placed in nomination. Each of the nominees has indicated his willingness to serve as a member of the Board of Directors if elected; however, if any nominee becomes unavailable for election to the Board of Directors for any reason not presently known or contemplated, a substitute may be nominated and elected.

The nominees, each of whom have served as a Director of the Corporation during 2001, are as follows:
Name	Age	Position
Jacqueline Danforth	30	President and Director
W. Scott Lawler	40	Director
Sharon Patmore	59	Director

TRANSFER OF ASSSETS

General

Management of the Corporation has determined that it is in the best interests of the Corporation that its business operations and resources be focused on the business of its wholly-owned subsidiary, Food and Culinary Technology Group, Inc. ("FACT Group"). As a result, the Corporation will be transferring all of its real estate and oil and gas properties into one of its wholly-owned U.S. subsidiaries during the second quarter of the current fiscal year. Following such transfers, such subsidiary will be spun-off via a distribution of its stock to the Corporation's then-current shareholders on a pro rata basis.

The Corporation expects that it will participate in or arrange for the spun-off company registering with the Securities and Exchange Commission as a public reporting company and then a listing of its shares on the Over-the-Counter/Bulletin Board quotation system.

It is anticipated that in the near future this spun-off corporation will be managed by most of the Corporation's existing management team, until such time that a new management group with the capability of taking the corporation to the next level of activity and profitability can be located.

The properties that will be transferred to this subsidiary are described below.

Description of Properties

Commercial Property #1

This property is a single story building on 1.68 acres and is comprised of 14,960 square feet of office space and 7,185 square feet of laboratory space. This property is carried on the Corporation's audited balance sheet as of December 31, 2001 at a book value of $475,297 for land and $937,990 for building and improvements.

The Corporation holds a fee simple title to this property. In purchasing this property, the Corporation received a mortgage in the amount of $1,066,080 secured by the property. The mortgage is held by Standard Life and has a present balance of $961,895. The balance accrues interest at the rate of 8.60% per annum. The loan is amortized over fifteen years and matures on October 1, 2005. If all principal and interest payments are made as required between now and the maturity date, the loan will have a balance of $800,245 at maturity. The loan cannot be prepaid.

The Corporation has no present plans for the improvement of this property. Management believes that this property is adequately covered by insurance.

This property has an occupancy rate of 100%. There are three tenants that each occupies more than 10% of the total space in the building. The Corporation has entered into head lease agreements with 3 tenants that occupy all of the space in this commercial building including its wholly-owned subsidiary, Capital Canada.

The first head lease agreement for 6,546 square feet of office space is between the Corporation and Toshiba, which was assigned to the Corporation upon the purchase of the building. The Toshiba lease generates $48,642 in annual rental payments and expires July 31, 2005. Toshiba is a major supplier of office equipment.

The second head lease agreement is with Synergy Technologies Corporation ("Synergy") for 8,414 square feet of office space and 4,364 square feet of laboratory facilities. The Synergy lease generates $149,819 in annual rental payments and expires on August 31, 2005. Synergy is currently developing a new method for the refining of heavy oil; it is also involved in developing other new processes in the oil and gas industry. Synergy has recently advised the Corporation that it will be relocating its operations to Houston, Texas and has requested permission to sublet the property. The Corporation has agreed to allow Synergy to sublet the property subject to approval of the sub-lessee and with the agreement that any shortfall in the sublease rents would be guaranteed by Synergy and paid by Synergy either monthly or in a lump sum payment.

The third head lease agreement is with the Corporation's wholly owned subsidiary Capital Canada for 2,822 square feet of office space and lab space for a term of 5 years, expiring on October 31, 2005. The lease generates $21,728 in annual rental payments. Capital Canada has subleased 2,409 square feet under a sublease agreement that expires in October 2005. This lease generates $24,904 in annual rental payments for the first two years of the lease with an increase in years three through five of the lease to $28,017 in annual rental payments. The remaining rentable area is currently on a short-term lease, renewable every three months and generates $1,278 monthly. The subleases are both to companies involved in the chemical industry.

All the leases and the sublease granted will expire during the fiscal year ended December 31, 2005.

The average effective annual rental is $10.09 per square foot. The property is depreciated over 25 years using the straight line method of depreciation which is the same method adopted for tax purposes. Annual property taxes are $18,288.

Commercial Property #2

This property is a two-story commercial building located in the City of Calgary. The building is comprised of approximately 7,680 square feet of usable office space divided equally into two condominium units.

The Corporation holds a fee simple title to this property and used working capital of $178,310 to purchase the building on December 1, 2000. No mortgage or other loan was obtained to purchase this building. In order to renovate the building, the Corporation obtained a mortgage of $211,115, secured by the property, for a period of one year from a related party. The mortgage accrues interest at the rate of 10% per annum. Renovations on the building were completed during the year and amounted to $214,235. This property is carried on Fact's audited balance sheet as of December 31, 2001 at a book value of $40,237 for land and $333,015 for building and improvements.

The Corporation has no present plans for the improvement of this property. Management believes that this property is adequately covered by insurance.

This property has an occupancy rate of 100%. There are two tenants that each occupy more than 10% of the total space in the building. The Corporation has entered into head lease agreements with the two tenants that occupy all of the space in this commercial building.

The first head lease agreement for 3,072 square feet of office space is between the Corporation and International Securities Group Inc. ("ISG") a related party. Fact has retained 768 square feet for its own use. The ISG lease generates $17,864 in annual rental payments and expires in July 2006. ISG is a junior venture capital company, whose sole shareholder is a director of the company. ISG has subleased 1,811 square feet of office space to its clients, all of whom are junior development companies. ISG's director and sole shareholder, Mr. W. Scott Lawler, is also a member of Fact's Board of Directors

The second head lease agreement for 3,840 square feet of office is between the Corporation and 5 Crowns Investment Corporation ("5 Crowns"). This lease generates $22,330 in annual rental payments and expires in January 2007. 5 Crowns, a private offshore investment company, in turn has sublet the entire premises to Westsphere Asset Management Inc. whose principal business is that of a holding company for wholly owned subsidiaries. Additionally, 5 Crowns has an option to purchase the building on the following schedule:

1.        $238,000 if the option is exercised no later than February 1, 2003.
2.        $251,000 if the option is exercised no later than February 1, 2004.
3.        $264,000 if the option is exercised no later than February 1, 2005.
4.        $277,000 if the option is exercised no later than February 1, 2006.
5.        $291,000 if the option is exercised no later than February 1, 2007

The option is null and void after February 1, 2007. In the event that 5 Crowns exercised the option within six months of February 1, 2002, 25% of the net rent for a maximum of six months will be credited against the purchase price.

The ISG lease and subleases all expire July, 2006. The 5 Crowns lease and sublease expires January, 2007. The average effective annual rental is $5.55 per square foot. The property is depreciated over 25 years using the straight line method of depreciation, which is the same method adopted for tax purposes. Annual property taxes are $18,288.

Oil and Gas Properties - Canadian Oil and Gas

Capital Canada has a 5% interest in six wells and a gathering facility in a producing oil and gas field known as Chestermere located in the Chestermere/Crossfield areas of the Province of Alberta, Canada. Compton Petroleum Corporation, a company located in Calgary, Alberta, Canada operates the property.

As at the fiscal year end there were five producing wells located on these properties that had produced a total of 46,200 bbls of oil, 51,840 BOE of gas and 220 bbls of other products. The average sales price per barrel of oil produced was $21.37 and the average sale price for gas produced was $3.24 per MCF. The average lifting cost per equivalent barrel of oil (gas volumes were converted to oil volumes assuming 6 MCF of gas equals 1 barrel of oil) during 2001 was $7.08. During the previous fiscal year there were four producing wells located on these properties that had produced a total of 39,626 bbls of oil, 46,676 BOE of gas and 5,032 bbls of other products. Average prices realized during 2000 were $21.82 per barrel for oil and $2.15 per MCF for gas.  The average lifting cost per equivalent barrel of oil (gas volumes were converted to oil volumes assuming 6 MCF of gas equals 1 barrel of oil) during 2000 was $7.37.

The cost of the acquisition of this field was $612,630, which was paid by way of $204,105 in cash and in 817,050 shares of common stock of the Corporation, at a deemed price of $0.50 per share. The cash payment was made from the draw down of $204,105 from a stand-by operating line of credit at an annual interest rate of the Bank of Canada of prime rate plus 1% provided to Capital Canada by the Alberta Treasury Branches. The line of credit was secured by a floating charge debenture over all of Capital Canada's assets. The line of credit was renegotiated in September 2001, to a term loan with payments of $6,287 per month. The outstanding balance on the loan at December 31, 2001 is $163,462. The maturity date of the loan is May 31, 2002. The Alberta Treasury Branches is an Agent of the Crown in right of the Province of Alberta, Canada and operates under the Alberta Treasury Branches Act, Statutes of Alberta, 1997. Under that Act, Alberta Treasury Branches was established as a provincial corporation. Management intends to approach the Alberta Treasury Branches in the second quarter of 2002 to extend the repayment date of the loan.

Capital Canada's average monthly net revenue from this interest for fiscal year 2001 was $475 (2000-$990). During fiscal year 2001, Capital Canada spent $32,060 on drilling one well, which was cased and shut in pending evaluation of alternative target zones and $26,017 on capital expenditures for workovers and re-completion of the wells. In the fiscal year 2000 Capital Canada spent $36,500 on capital expenditures for workovers and re-completion of the wells. Presently there is no drilling activity.

Oil and Gas Properties - U.S. Oil and Gas

The Corporation holds a 5% interest in shut-in wells located in Rosebud and Garfield Counties, Montana. During the fiscal year 2000 the Corporation expended a total of $36,555 on drilling two wells. Both wells were dry holes. The Corporation also has a 4% working interest in 54,237.57 acres. At present there is no development planned for this acreage.

 Marketable and Non-Marketable Securities

During fiscal 2000 the Corporation became interested in a heavy oil upgrading technology known as "CPJ". As a result of this interest, the Corporation made equity investments in Texas T Resources Inc. ("Resources"), a public reporting Alberta corporation whose shares are traded on the Canadian Venture Exchange under the symbol "TXT", and its private subsidiary, Texas T Petroleum Ltd. ("Petroleum"), a Colorado corporation. The proceeds of the investments were used by Resources and Petroleum to assist in the development of the technology. A summary of the investments is included below:

On August 1, 2000, in consideration of cash proceeds advanced to Resources, the Corporation entered into a private placement agreement and acquired 2,000,000 units of the common stock of Resources at a price of $0.0677 per unit, each unit comprised of one common share and one share purchase warrant entitling the Corporation to purchase one additional share at $0.088 per share for a period of two years from the date of issue.

Subsequently in the fiscal year 2000 the Corporation also completed a private placement with Petroleum and acquired 2,000,000 units at $0.50 per unit, each unit comprised of one common share and one share purchase warrant entitling the Corporation to purchase one additional share at $1.00 per share for a period of two years from the date of issue. On March 6, 2001 Petroleum completed a reverse split of its share capital at the rate of 10:1, which resulted in the Corporation's shareholdings in Petroleum being reduced from 2,000,000 units to 200,000 units. The Corporation's percentage ownership of Petroleum remained constant following the reverse split.

On July 3, 2001 the Corporation completed a Stock Exchange Agreement with an unrelated third party where the Corporation exchanged 652,252 units of Resources for 106,101 common shares of Petroleum.

On December 20, 2001, 300,000 shares of the common stock of Petroleum were returned to treasury increasing the Corporation's percentage ownership form 13.9% to 16.2%.

As of December 31, 2001 the Corporation owns 1,347,748 units (6.2%) of Resources which has been recorded on the financial statements with a value of $76,259 based on the quoted market price of the stock at that date.

As of December 31, 2001 the Corporation owns 306,101 common shares (16.2%) and a warrant to acquire an additional 200,000 common shares of Petroleum. These securities are non-marketable and as a result of the Corporation's analysis of Petroleum's divestiture of its interest in the heavy oil technology December 20, 2001, representing a divestiture of substantially all of Petroleum's assets, the Corporation has determined that this investment has a net realizable value of $400,000 as at December 31, 2001.

The Corporation's total combined investment in marketable and non-marketable securities as at December 31, 2001 is $476,259.

OTHER BUSINESS

We do not know of any other item of business that may come before the meeting, except a motion to adjourn. If at the meeting a sufficient number of votes are not cast to adopt one or more of the items proposed for adoption, the persons named in the accompanying form of proxy may vote to adjourn the meeting to another specific date and time.

SHAREHOLDERS PROPOSALS

Shareholders may submit proposals on matters appropriate for shareholder action at subsequent annual meetings of the Corporation consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be considered for inclusion in the Proxy Statement and Proxy or Information Statement for the 2003 Annual Meeting of Shareholders, such proposals must be received by the Corporation no later than January 8, 2003. Such proposals should be directed to Fact Corporation, 1530-9th Ave S.E., Calgary, Alberta T2G 0T7 to the Attention of: Mr. Roy Philipose, Secretary.

ANNUAL REPORT

Shareholders may request a copy of our Annual Report on Form 10-KSB for the year ended December 31, 2001 and as filed with the Securities and Exchange Commission, by contacting us at (403) 204-0260.

By order of the Board of Directors

By: /s/Jacqueline Danforth
Jacqueline Danforth
President